UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2007

O2DIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number: 001-32228

Delaware (State of incorporation)	91-2023525 (I.R.S. Employer Identification No.)

100 Commerce Drive, Suite 301 Newark, DE (Address of principal executive offices)	19713 (Zip Code)

(302) 266-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 FR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

The disclosure required to be provided herein is incorporated by reference to Item 3.02 below.

SECTION 3 — SECURITIES AND TRADING MARKET

Item 3.02 Unregistered Sales of Equity Securities

On October 17, 2007, O2Diesel Corporation (the “Company”) entered into a private financing agreement and a joint venture transaction with Energenics Holdings Pte Ltd (“Energenics”) to provide funding and commercial support to develop the Asian market for O2Diesel™, the Company’s ethanol diesel fuel blend.

The parties entered into a Common Stock and Warrant Purchase Agreement (the “Agreement”) pursuant to which Energenics agreed to purchase 2,551,020 shares of the Company’s common stock in a private placement, for total proceeds of approximately $1.25 million. As part of the transaction, the Company agreed to issue a warrant to purchase 1,275,510 shares of common stock at an exercise price of $0.50 per share, which warrant will be issued upon the closing of the transactions contemplated by the Agreement and shall be exercisable from the date that is six months following the date of issuance until October 17, 2012 (“Investment Warrant”).

The parties also entered into a Shareholders Agreement, in which Energenics and the Company will jointly develop the market for O2Diesel™ in Asia through O2Diesel Asia Limited (“O2Diesel Asia”). Energenics agreed to pay the Company $750,000 for a fifty percent (50%) equity interest in O2Diesel Asia. The balance of the interest in O2Diesel Asia will be held by O2Diesel Europe Limited, a wholly-owned subsidiary of the Company. For the past year, pursuant to the Supply and Distribution Agreement, dated September 15, 2006 (“Supply Agreement”), O2Diesel has supplied its additive to Energenics for the manufacture and distribution of O2Diesel™ in the Asian Pacific and South Asia.

The parties also will enter into a Licence agreement(“O2Diesel Asia Licence Agreement”), whereby O2Diesel Europe Limited (formerly AAE Technologies International Plc) will license to O2Diesel Asia certain patents and know-how that are required to make and sell O2Diesel™ in the Territory in exchange for certain payments pursuant to the Shareholders Agreement. In addition, the Company will enter into a similar Licence agreement (the “Licence Agreement” and together with the O2Diesel Asia Licence Agreement, the “Licences”), with O2Diesel Asia, pursuant to which the Company will pay to O2Diesel Asia a royalty based on sales of the Company’s product in the Territory.

As part of the transaction, upon the purchase of a certain quantity of O2D05 or the equivalent, the Company will also issue a warrant to purchase 1,500,000 shares of common stock at an exercise price of $0.50 per share, which warrant shall be exercisable during the period from the date of issuance until October 17, 2012 (“JV Warrant”).

Also, as part of the transaction, upon the achievement by Energenics of certain levels of additional purchases of O2D05 or the equivalent, the Company will issue additional warrants to purchase up to an aggregate of 6,500,000 shares of common stock at a price per share equal to the lesser of $0.50 or 106% of the closing price per share (rounded to the nearest cent) of the Company’s common stock on the American Stock Exchange on the date such warrants are earned (“Market Development Warrants,” and, collectively with the Investment Warrant and the JV Warrant, the “Warrants”). The Market Development Warrants are exercisable from the date of issuance to October 17, 2012.

The parties expect to close the transaction by October 27, 2007.

The common stock and the Warrants will be issued to the accredited investor in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated under the Securities Act.

Copies of the Agreement, Shareholders Agreement, the Licences and the Warrants will be filed with the Company’s Form 10-KSB to be filed on or about March 30, 2008. Copies of the Supply Agreement and the Company’s October 23, 2007 Press Release announcing the transaction are filed hereto as exhibits to this report and are incorporated herein by reference.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Supply and Distribution Agreement, by and between the Company, dated September 15, 2006. (1)

99.1	Text of Press Release, issued by O2Diesel Corporation on October 23, 2007(2)

(1)	Previously filed as an exhibit to the Company’s quarterly report on Form 10-QSB for the quarter ended September 30, 2006, filed on November 14, 2006, and incorporated herein by reference.

(2)	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O2DIESEL CORPORATION

By:	/s/ Alan R. Rae
Alan R. Rae
Chief Executive Officer

Date: October 23, 2007